Exhibit 10.3

COMMERCIAL PROMISSORY NOTE
Debtor Name

Enova Systems, Inc., a California corporation

Debtor Address	Office	Loan Number

19850 Magellan Dr
Torrance, CA 90502-1106	Maturity Date	Amount
	June 30, 2009	$2,000,000.00

$2,000,000.00	Date October 10, 2007
FOR VALUE RECEIVED, on June 30, 2009 the undersigned (“Debtor”) promises to pay to the order of UNION BANK OF CALIFORNIA, N.A. (“Bank”), as indicated below, the principal sum of Two Million and 00/100ths Dollars ($2,000,000.00), or so much thereof as is disbursed, together with interest on the balance of such principal sum from time to time outstanding, at a per annum rate equal to one and one-fourth percent (1.25%) per annum greater than the annualized effective rate (yield) of interest payable on Time Deposit No. 3529003620 and all renewals, replacements, or substitutions thereof pledged to secure payment hereof.
Any letters of credit issued and outstanding in connection with this note shall result in a reduction of the amount available to Debtor.
1.    INTEREST PAYMENTS. Debtor shall pay interest on the last day of each month commencing October 31, 2007. Should interest not be so paid, it shall become a part of the principal and thereafter bear interest as herein provided.
All computations of interest under this note shall be made on the basis of a year of 360 days, for actual days elapsed.
At any time prior to the maturity date of this note, Debtor may borrow, repay and reborrow hereon so long as the total outstanding at any one time does not exceed the principal amount of this note.
Debtor shall pay all amounts due under this note in lawful money of the United Slates at Bank’s P.O. Box 30115, Los Angeles, CA 90030-0115 Office, or such other office as may be designated by Bank, from time to time.
2.    LATE PAYMENTS. If any payment required by the terms of this note shall remain unpaid ten days after same is due, at the option of Bank, Debtor shall pay a fee of $100 to Bank.
3.    INTEREST RATE FOLLOWING DEFAULT. In the event of default, at the option of Bank, and, to the extent permitted by law, interest shall be payable on the outstanding principal under this note at a per annum rate equal to five percent (5%) in excess of the interest rate specified in the initial paragraph of this note, calculated from the date of default until all amounts payable under this note are paid in full.
4.    DEFAULT AND ACCELERATION OF TIME FOR PAYMENT. Default shall include, but not be limited to, any of the following: (a) the failure of Debtor to make any payment required under this

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note when due; (b) any breach, misrepresentation or other default by Debtor, any guarantor, co-maker, endorser, or any person or entity other than Debtor providing security for this note (hereinafter individually and collectively referred to as the “Obligor”) under any deed of trust, security agreement, guaranty or other agreement between Bank and any Obligor; (c) the insolvency of any Obligor or the failure of any Obligor generally to pay such Obligor’s debts as such debts become due; (d) the commencement as to any Obligor of any voluntary or involuntary proceeding under any laws relating to bankruptcy, insolvency, reorganization, arrangement, debt adjustment or debtor relief; (e) the assignment by any Obligor for the benefit of such Obligor’s creditors; (f) the appointment, or commencement of any proceedings for the appointment of a receiver, trustee, custodian or similar official for all or substantially all of any Obligor’s property; (g) the commencement of any proceeding for the dissolution or liquidation of any Obligor; (h) the termination of existence or death of any Obligor; (i) the revocation of any guaranty or subordination agreement given in connection with this note; (j) (the failure of any Obligor to comply with any order, judgment, injunction, decree, writ or demand of any court or other public authority; (k) the filing or recording against any Obligor, or the property of any Obligor, of any notice of levy, notice to withhold, or other legal process for taxes other than property taxes; (l) the default by any Obligor personally liable for amounts owed hereunder on any obligation concerning the borrowing of money, (m) the issuance against any Obligor, or the property of any Obligor, of any writ of attachment, execution, or other judicial lien; or (n) the deterioration of the financial condition of any Obligor which results in Bank deeming itself, in good faith, insecure. Upon the occurrence of any such default, Bank, in its discretion, may cease to advance funds hereunder and may declare all obligations under this note immediately due and payable; however, upon the occurrence of an event of default under (d), (e), (f), or (g) all principal and interest shall automatically become immediately due and payable.
5.    ADDITIONAL AGREEMENTS OF DEBTOR. Debtor promises to pay all costs and expenses, including reasonable attorneys fees (including the allocated costs of Bank’s in-house counsel and legal staff) incurred by Bank in the negotiation, documentation, and modification of this note and all related documents and in the collection or enforcement of any amount outstanding hereunder. Debtor and any endorsers of this note for the maximum period of time and the full extent permitted by law (a) waive diligence, presentment, demand, notice of nonpayment, protest, notice of protest, and notice of every kind; (b) waive the right to assert the defense of any statute of limitations to any debt or obligation hereunder; and (c) consent to renewals and extensions of time for the payment of any amounts due under this note. If this note is signed by more than one party, the term “Debtor” includes each of the undersigned and any successors in interest thereof, all of whose liability shall be joint and several. Any married person who signs this note agrees that recourse may be had against the separate property of that person for any obligations hereunder The receipt of any check or other item of payment by Bank, at its option, shall not be considered a payment on account until such check or other item of payment is honored when presented for payment at the drawee bank. Bank may delay the credit of such payment based upon Bank’s schedule of funds availability, and interest under this note shall accrue until the funds are deemed collected. In any action brought under or arising out of this note, Debtor and any Obligor, including their successors and assigns, hereby consent to the jurisdiction of any competent court within the state of California, as provided in any alternative dispute resolution agreement executed between Debtor and Bank, and consent to service of process by any means authorized by said state’s law. The term “Bank” includes, without limitation, any holder of this note. This note shall be construed in accordance with and governed by the laws of the state of California. This note hereby incorporates any alternative dispute resolution agreement previously, concurrently or hereafter executed between Debtor and Bank.
SEE FOLLOWING PAGE FOR ALL (OR ADDITIONAL) SIGNATURES

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DEBTOR:
Enova Systems, Inc. a California corporation

By	/s/ Jarett Fenton

Title	CFO

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